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                                                                  Exhibit 3.1.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                 PREDICT IT INC.

         PREDICT IT INC. (the "Company") a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, whose original Certificate of Incorporation was filed under the name "WDC Development, Inc." on January 10, 1996, as amended on April 13, 1999, and as further amended pursuant to a Certificate of Merger by Predict It Corp. and WDC Development, Inc., filed on April 28, 1999, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Company by the unanimous written consent of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the
Company:

         "FOURTH:  Authorized Shares.
                   -----------------

         1. The aggregate number of shares which the Company shall have authority to issue is 85,000,000, of which 10,000,000 shares shall be designated Preferred Shares, with a par value of $0.01 per share, and 75,000,000 shares shall be designated Common Shares, with a par value of $0.01 per share.

         2. The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Article, at any time, and from time to time, to provide for the issuance of shares of Preferred Stock on one or more series, of any number of shares of Preferred Stock, and by filing a certificate of designations pursuant to Section 151 of the General Corporation Law, to establish the number of shares to be included in each series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

         SECOND: That a majority of the stockholders of the Company have voted in favor of said amendment, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on this 23rd day of March, 2000.

                              PREDICT IT INC.


                              /s/ Andrew Merkatz
                              -------------------------------------------------
                              Name: Andrew Merkatz
                              Title: Chief Executive

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